Exhibit 10.34
MANAGEMENT RIGHTS AGREEMENT
     THIS MANAGEMENT RIGHTS AGREEMENT (this “Agreement”) is entered into as of May 23, 2006, by and between Golfsmith International Holdings, Inc. (the “Company”), a Delaware corporation, and Atlantic Equity Partners III, L.P., a Delaware limited partnership (together with its affiliates, successors and assigns, the “Sponsoring Stockholder”).
W I T N I S S E T H:
     WHEREAS, as of the date hereof, the Sponsoring Stockholder is the owner of approximately 80% of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and
     WHEREAS, the Company is currently contemplating an underwritten initial public offering of shares of its Common Stock (the “Initial Public Offering”); and
     WHEREAS, in consideration, among other things, for the agreement of the Sponsoring Stockholder to terminate that certain Management Consulting Agreement, dated as of October 15, 2002, following the Initial Public Offering, the Sponsoring Stockholder and the Company wish to provide the Sponsoring Stockholder with certain rights regarding the organization and governance of the Company following the date of the completion of the Initial Public Offering (the “Closing Date”); and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. “Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority or the Exchange, applicable to such Person or its Subsidiaries or their respective assets.
     Section 1.02. “Controlled Company” means a “controlled company” as such term is used in the listing requirements of the Exchange.
     Section 1.03. “Director Election” means each annual or special meeting of the stockholders of the Company, or the taking of action by written consent of the stockholders of the Company, with respect to which any Directors are to be elected.
     Section 1.04. “Exchange” shall mean the Nasdaq National Market or such other over-the-counter market or stock exchange on which the Common Stock is listed or quoted from time to time.

     Section 1.05. “First Sell Down Date” means the date on which (1) the Company is not a Controlled Company, and (2) the Sponsoring Stockholder holds a number of shares of Common Stock which shall be less than 50% of the total number of issued and outstanding shares of Common Stock of the Company.
     Section 1.06. “Fourth Sell Down Date” means the date on which (1) the Company is not a Controlled Company, and (2) the Sponsoring Stockholder holds a number of shares of Common Stock which shall be less than 10% of the total number of issued and outstanding shares of Common Stock of the Company.
     Section 1.07. “Independent Director” shall mean an “independent director” as such term is used in the listing requirements of the Exchange and, to the extent required under Applicable Law with respect to audit committee membership, as such term is defined under Section 10A(m) of the 1934 Act.
     Section 1.08. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Section 1.09. “Second Sell Down Date” means the date on which (1) the Company is not a Controlled Company, and (2) the Sponsoring Stockholder holds a number of shares of Common Stock which shall be less than 25% of the total number of issued and outstanding shares of Common Stock of the Company.
     Section 1.10. “Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company.
     Section 1.11. “Third Sell Down Date” means the date on which (1) the Company is not a Controlled Company, and (2) the Sponsoring Stockholder holds a number of shares of Common Stock which shall be less than 15% of the total number of issued and outstanding shares of Common Stock of the Company.
ARTICLE II
CORPORATE GOVERNANCE
Section 2.01. Board Elections From First Sell Down Date to Second Sell Down Date.
     (a) The Company shall cause, and the Sponsoring Stockholder shall use its commercially reasonable efforts to cause, the number of members (each, a “Director”) of the Board of Directors (the “Board”) (i) to be reduced or increased, as the case may be, to nine Directors effective immediately following the first Director Election after the First Sell Down Date, and (ii) to remain at such size until the first Director Election following the Third Sell Down Date.

     (b) From and after the First Sell Down Date until the Third Sell Down Date, the Company shall cause, and the Sponsoring Stockholder shall use its commercially reasonable efforts to cause, the Chief Executive Officer of the Company to be appointed as a director to the Board and to be nominated for election at each Director Election.
     (c) From and after the First Sell Down Date until the Second Sell Down Date, at each Director Election, the Sponsoring Stockholder shall be entitled to designate three nominees for election to the Board (each, a “Sponsor Nominee”). The Company shall use its best efforts to cause such Sponsor Nominees to be elected as Directors. The Board shall designate five nominees, each of whom satisfy the definition of Independent Director with respect to the remaining vacancies.
     Section 2.02. Board Elections From Second Sell Down Date to Third Sell Down Date. From and after the Second Sell Down Date until the Third Sell Down Date, at each Director Election, the Sponsoring Stockholder shall be entitled to designate two Sponsor Nominees. The Company shall use its best efforts to cause such Sponsor Nominees to be elected as Directors. The Board shall designate six nominees, at least five of whom satisfy the definition of Independent Director with respect to the remaining vacancies.
     Section 2.03. Board Elections From Third Sell Down Date to Fourth Sell Down Date. From and after the Third Sell Down Date until the Furth Sell Down Date, at each Director Election, the Sponsoring Stockholder shall be entitled to designate one nominee for election to the Board. The Company shall use its best efforts to cause such Sponsor Nominees to be elected as Directors. The Board shall designate seven nominees, at least five of whom satisfy the definition of Independent Director with respect to the remaining vacancies.
     Section 2.04. Board Elections After Fourth Sell Down Date. At any Director Election from and after the Fourth Sell Down Date (the “Nomination Termination Date”), the Sponsoring Stockholder shall have no further right hereunder to designate nominees for election to the Board.
     Section 2.05. Reclassification of Sponsor Nominees. Nothing in the foregoing shall preclude the Board from nominating a Director who is or was a Sponsor Nominee, subject to the Company complying with any Applicable Law regarding Independent Directors.
     Section 2.06. Vacancies of Sponsor Nominees. The Sponsoring Stockholder shall be entitled to remove, with or without cause, any Sponsor Nominee and to designate a successor to such Sponsor Nominee in the event of such removal, or in the case of any other vacancy of the office of a Sponsor Nominee, whether resulting from death, resignation or other cause (including removal by a vote of the stockholders).
     Section 2.07. Board Committees. Unless prohibited by Applicable Law, prior to the Nomination Termination date, each committee established by the Board (a “Committee”) shall contain a proportion of Directors that are Sponsor Nominees that is the same or greater than the proportion of Directors that are Sponsor Nominees on the Board at that time; provided, however, that in the event that such proportion would result in a number of Directors that are Sponsor Nominees not being a whole number, the number shall be rounded up to the nearest whole number and at no time shall the number of Directors that are Sponsor Nominees on any Committee be less than one. To the extent that Directors that are Sponsor Nominees are not eligible for membership on any Committee, prior to the Nomination Termination Date, the Sponsoring Stockholder shall be entitled to designate an observer (a “Committee Observer”) to participate in and observe such Committee meetings; provided, however, that such Committee Observer shall not have the right to participate in any vote, consent or other action of such Committee, nor shall such Committee Observer’s vote, consent or other action be required for any vote, consent or other action of the Committee; provided, further, that the observation is not prohibited by Applicable Law. Nothing contained in this Section shall require the Sponsoring Stockholder to cause one of its nominees to serve on a Committee if the Sponsoring Stockholder does not so desire.
     Section 2.08. Subsidiaries. Prior to the Nomination Termination Date, the Company shall take all action required to ensure that the Board of Directors (or similar governing body) (a “Subsidiary Board”) of each Subsidiary or any committee of the Board of Directors (or similar governing body) of each Subsidiary (a “Subsidiary Committee”) shall respectively contain a proportion of Directors that are Sponsor Nominees that is the same or greater than the proportion of Directors that are Sponsor Nominees on the Board at that time, provided, however, that in the event that such proportion would result in a number of Directors that are Sponsor Nominees not being a whole number, the number shall be rounded up to the nearest whole number and at no time shall the number of Directors that are Sponsor Nominees on any Subsidiary Board or Subsidiary Committee be less than one. Nothing contained in this Section shall require the Sponsoring Stockholder to cause one of its nominees to serve on a Subsidiary Board or a Subsidiary Committee if the Sponsoring Stockholder does not so desire.
     Section 2.09. Observers. (a) Notwithstanding anything to the contrary herein, for so long as the Sponsoring Stockholder owns any Common Stock, the Sponsoring Stockholder shall have the right (but not the obligation) pursuant to this Agreement to have an individual designated by the Sponsoring Stockholder (a “Sponsoring Stockholder Observer”) to participate in and observe meetings of the Board, any Subsidiary Board, any Committee or any Subsidiary Committee; provided, however, that such Sponsoring Stockholder Observer shall not have the right to participate in any vote, consent or other action of the Board, any Subsidiary Board, any Committee or any Subsidiary Committee, nor shall such Sponsoring Stockholder Observer’s vote, consent or other action be required for any vote, consent or other action of the Board, any Subsidiary Board, any Committee or any Subsidiary Committee.
     (b) The Sponsoring Stockholder agrees that a Sponsoring Stockholder Observer or a Committee Observer (each, an “Observer”) may be excluded from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. The Sponsoring Stockholder agrees, and will cause any Observer to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Agreement.

ARTICLE III
MISCELLANEOUS
     Section 3.01. Assignment and Binding Effect. Neither the Company nor the Sponsoring Stockholder shall assign all or any part of this Agreement without the prior written consent of each other party. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties pursuant to this paragraph.
     Section 3.02. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and the Sponsoring Stockholder at the following addresses or at such other address as the Company or the Sponsoring Stockholder may designate by five (5) days advance written notice to the other parties hereto:
     If to the Company:
Golfsmith International Holdings, Inc.
11000 N. IH 35
Austin, Texas 78753
Facsimile: (512) 821-4829
Attention: General Counsel
     If to the Sponsoring Stockholder:
Atlantic Equity Partners III, L.P.
c/o First Atlantic Capital, Ltd.
135 East 57th Street
New York, NY 10022
Facsimile: (212) 207-8842
     Section 3.03. Governing Law. This Agreement shall be and any disputed arising under this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws and such principles thereof, or any other law that would make the laws of any jurisdiction other than the State of New York applicable hereto..
     Section 3.04. Jurisdiction. The parties to this Agreement hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state courts in the County of New York in the State of New York or the federal courts in the United States District Court for the Southern District of New York in connection with any matter or dispute arising under this Agreement and waive any objection they may have to such jurisdiction or to the venue of any such matter or dispute and any claim that such matter or dispute has been brought in an inconvenient forum.
     Section 3.05. Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) among the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by each of the parties hereto.
     Section 3.06. Captions. Article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 3.07. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.
     Section 3.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     Section 3.09. Interpretation. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 3.10. Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such representation or warranty, obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.
     Section 3.11. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the provisions of this Agreement.
     Section 3.12. Specific Enforcement. The Sponsoring Stockholder and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GOLFSMITH INTERNATIONAL HOLDINGS INC.

By:	/s/ Virginia Bunte

Name: Virginia Bunte
Title: Senior Vice President, Chief
Financial Officer and Treasurer

ATLANTIC EQUITY PARTNERS III, L.P.

By:	Atlantic Equity Associates III, L.P., its General Partner

By:	Atlantic Equity Associates III, LLC, its General Partner

By:	Buaron Capital Corporation III, LLC, its Managing Member

By:	/s/ Roberto Buaron

Name: Roberto Buaron
Title: President